Exhibit 2.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          EXECUTIVE HELP SERVICES, INC.

     EXECUTIVE HELP SERVICES, INC. , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

     RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that. Article Fourth of the Certificate of Incorporation be amended to read as follows:

     FOURTH: The total number of shares of stock which this corporation its authorized to issue is:

     Twenty Million (20,000,000) shares with a par value of One mil ($.001) each, amounting to Twenty Thousand Dollars ($20,000,00).

     SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted 3.n accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Craig Shaber this 8th day of December A.D. 1998.


                                             /s/ Craig Shaber
                                             Authorized Officer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/10/1998
981474243 - 2407013